Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Hilton Worldwide Holdings Inc.:

1)	Registration Statement (Form S-8 No. 333-192772)

2)	Registration Statement (Form S-8 No. 333-218210)

3)	Registration Statement (Form S-3 No. 333-204038)

of our reports dated February 14, 2018, with respect to the consolidated financial statements of Hilton Worldwide Holdings Inc. and the effectiveness of internal control over financial reporting of Hilton Worldwide Holdings Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Tysons, Virginia
February 14, 2018